Ronald Rosenzweig                                       15 March 2002
19509 Planters Point Drive
Boca Raton, FL 33434

Subject: Amendment - Agreement June 1, 1999

Dear Ron,

This is to confirm the extension of the Agreement dated June 1, 1999 between you and ANADIGICS, Inc. regarding your employment by the Company as detailed below.

1. Your employment is extended for the period from July 2, 2002 through July 2, 2003 at 25% time as ANADIGICS employee.

2. Your total cash compensation shall be at the annual rate of $75,000 paid biweekly.

3. All terms of your agreement dated June 1, 1999 remain intact as part of this extension.

If you are in agreement with the foregoing, please sign and return to us a copy of this letter.

Very truly yours,



Bami Bastani
President & Chief Executive Officer
ANADIGICS, Inc.




Accepted and agreed to stated.



-------------------------------
Ronald Rosenzweig












ANADIGICS, Inc. / 35 Technology Drive / Warren, New Jersey 07059 / 908-668-5000 / Fax: 908-668-5068